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PRESS RELEASE
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FOR IMMEDIATE RELEASE:

CONTACT:
Gordon Bitter
HADCO Corporation
12A Manor Parkway
Salem, NH 03079
603-896-2471
email: GBITTER@HADCO.COM

                   HADCO SETS RECORD DATE FOR SPECIAL MEETING

Salem, NH, May 11 - HADCO Corporation (NYSE:HDC) announced today that it has established the close of business on May 19, 2000 as the record date for the determination of holders of HADCO common stock entitled to vote at the special meeting of stockholders to be held on June 23, 2000 or at any adjournments or postponements thereof. The principal purpose of the special meeting is to consider and act upon a proposal to approve the agreement and plan of merger among Sanmina Corporation, SANM Acquisition Subsidiary, Inc. and HADCO Corporation dated April 17, 2000, as amended, and the associated merger. The affirmative vote of 66 and 2/3% of the outstanding shares of the Corporation eligible to vote at the special meeting is required to approve the agreement and plan of merger and the merger. Completion of the merger is subject to regulatory approvals, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.

HADCO is the largest manufacturer of advanced electronic interconnect products in North America. The Company offers a wide array of sophisticated manufacturing, engineering and systems integration services to meet its customers' electronic interconnect needs. The Company's principal products are complex multilayer rigid printed circuits and backplane and system assemblies. HADCO provides customers with a range of products and services that includes development, design, quick-turn prototype, pre-production, volume products and backplane and system assemblies. Customers are a diverse group of original equipment manufacturers and contract manufacturers in the computing (mainly workstations, servers, mainframes, storage and notebooks), data communications/ telecommunications and industrial automation industries, including process controls, automotive, medical and instrumentation. The Company operates ten facilities in the United States and one facility in Malaysia.

HADCO Corporation's press releases are available through Company News On-Call by fax at (800) 758-5804, PIN# 390325, or on the Internet at HTTP://WWW.HADCO.COM.

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